EXHIBIT 10.4


                        AGREEMENT FOR SALE AND LEASEBACK




                                 By and Between


                               INFOCROSSING, INC.
                             a Delaware corporation,

                                    as Seller


                                       and


                         LSAC OPERATING PARTNERSHIP L.P.
                         a Delaware limited partnership,

                                    as Buyer


                                November 30, 2005

                                 Omaha, Nebraska

                               And Tempe, Arizona

                        AGREEMENT FOR SALE AND LEASEBACK


                  THIS AGREEMENT FOR SALE AND LEASEBACK ("Agreement") is made and entered into as of November 30, 2005 by and between INFOCROSSING, INC., a Delaware corporation ("Seller"), and LSAC OPERATING PARTNERSHIP L.P., a Delaware limited partnership ("Buyer").

                                 R E C I T A L S

A. Seller is a party to that certain Purchase Agreement, dated as of October 24, 2005 (the "ACQUISITION AGREEMENT"), pursuant to which Seller shall acquire the outstanding membership interests of (i)Structure, LLC, a Delaware limited liability company ("TARGET");

                  B. Target presently owns or leases two properties: (1) a certain 3.74 acre parcel of land containing a data center with approximately 86,800 rentable square feet in Omaha, Nebraska (the "OMAHA PROPERTY") and (2) a certain 10.98067 acre parcel of land containing a data center with approximately 60,000 rentable square feet in Tempe, Arizona (the "TEMPE PROPERTY") (the Omaha Property and the Tempe Property being jointly referred to as the "PROPERTIES"), each in case together with all other improvements located thereon.

                  C. Buyer is willing to purchase the Properties and to lease them back to Target on the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:


                                    ARTICLE I

                               SALE AND LEASEBACK

                  1.1 SALE. Seller hereby agrees to cause Target to sell and convey to Buyer, and Buyer hereby agrees to purchase from Target, subject to the terms and conditions set forth herein, the property described in Sections 1.1(a) through 1.1(e) below.

                  (a) FEE SIMPLE INTEREST IN LAND. The fee simple interest in the parcel of real property more particularly described in EXHIBIT A-1 (the "OMAHA LAND"). Subject to the terms and conditions hereof, the Omaha Land and Improvements located thereon shall be conveyed to Buyer at the Closing described below by a special warranty deed in the form of EXHIBIT B-1 (the "DEED");

                  (b) LEASEHOLD INTEREST IN LAND. The leasehold interest in the parcel of real property more particularly described in EXHIBIT A-2 (the "TEMPE LAND") pursuant to that certain ASU Research Park Lease dated December 17, 1997 (the "ORIGINAL SUBLEASE") between Price-Elliott Research Inc. (the "GROUND LESSEE") as landlord and PKS Information Services, Inc. as tenant which was assigned to and assumed by (i)Structure, LLC pursuant to an assignment and assumption agreement dated November 12, 2004 and thereafter amended by that certain First Amendment to ASU Research Park Lease and Consent dated January 28, 2003 (the Original Sublease as so assigned and amended being hereinafter referred to as the "SUBLEASE") which Sublease demised certain land subject to that certain Ground Lease dated November 8, 1984 between The Arizona Board of Regents as ground lessor ("Owner") and Ground Lessee as amended by that certain First Amendment to Ground Lease dated June 1, 1991, that certain Second Amendment to Ground Lease dated November 20, 1992, that certain Third Amendment to Ground Lease dated December 1, 1995 and that certain Fourth Amendment to Ground Lease dated April 25, 2002 (the Original Ground Lease as so amended being hereinafter referred to as the "GROUND LEASE"). Target's interest in the Tempe Property shall be assigned to Buyer by an assignment of lessee's interest in Sublease in the form of EXHIBIT B-2 (the "SUBlEASE ASSIGNMENT").

                  (c) IMPROVEMENTS. All improvements located on the Land, including (i) the one story office and data center containing approximately 86,800 square feet in Omaha, Nebraska and (ii) the one story office and data center containing approximately 60,000 square feet in Tempe, Arizona and all other buildings, structures and other improvements owned by Target which are permanently affixed to the Land (all of which are collectively referred to as the "IMPROVEMENTS");

                  (d) PERSONAL PROPERTY. All building systems and equipment affixed to the Land and/or the Improvements (including generators) or otherwise located on or necessary for the operation of the Land and Improvements as a data center (all of which are collectively referred to as the "PERSONAL PROPERTY") all of which shall be transferred to Buyer at the Closing by an instrument in the form of EXHIBIT C (the "BILL OF SALE"). As used herein, "Personal Property" shall not be deemed to include Target's furniture, moveable trade fixtures, office equipment, computers and inventory, but shall include those items identified on Schedule B of the Bill of Sale; and

                  (e) INTANGIBLE PROPERTY. All of the interest of Seller and Target in any intangible personal property owned by Target and Seller now or on the Closing Date which relates to and is reasonably required for the ownership of the Land or occupation of the Improvements (as opposed to and excluding intangible personal property and intellectual property which relate to the operation of the business to be conducted by Target on the Property, which intangible personal property and intellectual property shall not be included in the sale of the Property hereunder), including without limitation, building plans and specifications, certain licenses and entitlements (e.g., building permits and certificates of occupancy), claims and causes of action related to the Land or Improvements, surveys, maps, any and all warranties (including roof warranties), guarantees, utility contracts, permits and other rights owned by Target and/or Seller, if any, relating to the ownership of all or any part of the Property ("INTANGIBLE PROPERTY"), all of which shall be transferred, to the extent assignable, to Buyer at the Closing by an instrument in the form of EXHIBIT D (the "ASSIGNMENT OF INTANGIBLE PROPERTY").

                  1.2      CERTAIN DEFINITIONS.

                  (a) The Omaha Land and the Tempe Land are hereinafter jointly referred to as the "LAND". The Land, the Improvements, the Personal Property and the Intangible Property are collectively referred to herein as the "PROPERTY". The Land and the Improvements are collectively referred to herein as the "REAL PROPERTY".

                  (b) The Real Property located in Omaha, Nebraska on the Land more specifically described on EXHIBIT A-1 is referred to herein as the "OMAHA PROPERTY".

                  (c) The Real Property located in Tempe, Arizona on the Land more specifically described on EXHIBIT A-2 is referred to herein as the "TEMPE PROPERTY".


1.3 LEASEBACK. Concurrently with consummation of the Closing, Buyer (as landlord) agrees to lease to Target, which is, or will be at the time of the Closing, an affiliate of Seller, and Target shall lease from Buyer, the Omaha Property and the Tempe Property, pursuant to leases in substantially the form and substance of EXHIBIT E-1 and EXHIBIT E-2 (the "NET LEASES"). The fixed rent under the Omaha Net Lease shall be $1,166,780 per annum which reflects a 9.08% cap rate on the Omaha Purchase Price. The fixed rent under the Tempe Net shall be $1,127,520 which reflects a 9.28% cap rate on the Tempe Purchase Price and assumes a Closing Date of December 14, 2005 and shall be subject to adjustment in accordance with Section 6.2(c) below. In addition, the Tempe Net Lease will provide that Target will be obligated be pay all ground rent due the Owner and Ground Lessee and other charges under the Permitted Encumbrances affecting the Tempe Property. The obligations of Target under the Net Leases shall be unconditionally guaranteed by Seller pursuant to lease guarantees in substantially the form and substance of EXHIBIT E-3 and EXHIBIT E-4 (the "LEASE GUARANTEES")


                  1.4 CONTINGENCY. The parties acknowledge that Seller does not own the Property and is currently engaged in a transaction to acquire Target and its business. Target is the current owner and operator of the data centers located at the Omaha Property and the Tempe Property. If, for any reason whatsoever, Seller's acquisition of Target fails to occur on or before January 31, 2006, then either party shall have the right, upon notice to the other, to terminate this Agreement whereupon the Deposit shall be returned in full to Buyer and Seller shall reimburse Buyer for its reasonable out-of-pocket expenses in an aggregate amount not to exceed $ 100,000 (the "DUE DILIGENCE COSTS") and upon such payments to Buyer, the parties shall thereafter be without further obligation to one another.

                                   ARTICLE II

                                 PURCHASE PRICE

                  2.1      PURCHASE  PRICE.  (a) Subject to the  provisions of
Section 2.1(b) below, the purchase price for the Property shall be Twenty Five Million Dollars ($25,000,000.00) (the "PURCHASE PRICE"), subject to the allocation provided for in Section 2.1(b) below.

                  (b) The Purchase Price shall be allocated for real property transfer tax and title insurance purposes in accordance with the Appraisals; that portion of the Purchase Price allocated to the Omaha Property shall be known the "OMAHA PURCHASE PRICE" and shall be in the amount of $12,850,000.00 and that portion of the Purchase Price allocated to the Tempe Property shall be known as the "TEMPE PURCHASE PRICE" and shall be in the amount of $12,150,000.00.


                  2.2 Buyer shall deposit the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "DEPOSIT") with First American Title Insurance Company (the "ESCROW AGENT") within two (2) business days of the date that this Agreement is executed by Seller and Buyer, which shall be held and disbursed in accordance herewith and with the instructions set forth in EXHIBIT F (the "DEPOSIT INSTRUCTIONS"); provided however, in the event of any conflict between the terms of this Agreement and the terms of the Deposit Instructions, the terms of this Agreement shall control. As set forth in the Deposit Instructions, the Deposit shall be invested in an interest bearing account, as directed by Buyer. If the sale of the Property to Buyer closes, the Deposit and the interest earned thereon shall be a credit against the Purchase Price and shall be delivered by the Escrow Agent to Seller, or as directed by Seller, at the Closing in accordance with the provisions of Section 6.1(d). If the sale of the Property to Buyer does not close for any reason other than Buyer's default under this Agreement, the Deposit shall be returned to Buyer together with any interest earned thereon.

                                   ARTICLE III

       TITLE TO REAL PROPERTY; DUE DILIGENCE; AND SEC FILING REQUIREMENTS

                  3.1      TITLE.

                  (a) Seller has delivered to Buyer preliminary title reports or title commitments from First American Title Insurance Company (the "TITLE COMPANY") for (i) an ALTA Owner's Policy of Title Insurance with respect to the Omaha Property in the full amount of the Omaha Purchase Price and (ii) an ALTA Leasehold Owner's Policy of Title Insurance with respect to the Tempe Property in the full amount of the Tempe Purchase Price (jointly, the "TITLE COMMITMENTS"), accompanied by complete and legible copies of all exceptions to title contained therein.

                  (b) On or before the date hereof, Seller shall obtain and deliver to Buyer and the Title Company an "as-built" survey of the Omaha Property prepared by a surveyor or civil engineer licensed in Nebraska (the "OMAHA SURVEY") and an "as-built" survey of the Tempe Property prepared by a surveyor licensed in Arizona (the "TEMPE SURVEy") (the Omaha Survey and the Tempe Survey shall hereinafter be jointly referred to as the "SURVEYS"). Each Survey shall be acceptable in form to Buyer, dated no earlier than October 24, 2005 and shall conform to the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" for urban properties jointly adopted in 1999 including items 1-4, 6-11 and 13-16 of Table A thereof. The Surveys shall be certified to Buyer, the Title Company and such other persons as Buyer may reasonably require in the form set forth in EXHIBIT G.

                  (c) At its expense, Seller shall remove, or cause Target to remove, as liens on the Real Property at or prior to the Closing: (i) all delinquent taxes, bonds and assessments together with interest and penalties thereon (but expressly excluding any installments of taxes, bonds and assessments not yet due and payable); (ii) all other monetary liens, including without limitation all those shown on the Title Commitment (including judgment and mechanics liens, whether or not liquidated, and mortgages and deeds of trust, with Target and Seller being fully responsible for any fees or penalties incurred in connection therewith, but specifically excluding those caused by Buyer and its agents, employees and contractors); and (iii) any matter which would constitute a breach by Seller of its representations in Article VII; provided however, with respect to the Tempe Property, neither Seller nor Target shall have any obligation to remove any lien solely encumbering the fee estate of Owner or the ground lease estate of the Ground Lessee. If Seller fails to remove, or cause the removal of, the foregoing items at or prior to the time required above, Buyer may elect to close the purchase of the Property, cure or remove the non-approved matters which have not been removed and, if they are matters required to be removed by Seller, credit the reasonable costs of such cure or removal against the Purchase Price payable by Buyer.

                  (d) On or before the expiration of the Due Diligence Period, Buyer shall deliver notice to Seller (the "TITLE OBJECTION NOTICE") with a list of anything disapproved by Buyer on each of the Surveys and a list of any exceptions to title shown on the Title Commitments required to be removed by Seller or Target, other than easements and minor exceptions which do not materially interfere with the operation or the mortgage financing of the Property. Failure of Buyer to give the Title Objection Notice shall be deemed to be an approval of all matters set forth in the Title Commitments and the Surveys. Seller shall have a period of two (2) business days to respond as to whether Seller agrees to attempt to remove or cause Target to remove such disapproved matters. Failure of Seller to respond in such two (2) business day period shall be deemed a rejection of Buyer's Title Objection Notice. If Seller rejects or is deemed to have rejected Buyer's Title Objection Notice, Buyer shall have the right to either (A) take title to the Property subject to such title or Survey defects without abatement or reduction of the Purchase Price or
(B) elect to terminate this Agreement and receive its Deposit in which event Seller shall also pay Buyer's Due Diligence Costs. If Buyer has not terminated this Agreement, Seller shall cause Target to convey title to each Property to Buyer at the Closing subject to no exceptions other than the following ("PERMITTED EXCEPTIONS"): (i) those exceptions or matters set forth in the Title Commitment and Survey not disapproved by Buyer in the manner provided above or if disapproved, which Seller has not agreed to remove, (ii) the documents called for by this Agreement to be recorded at the Closing, or (iii) any lien placed on the Property at Closing by Buyer. If Seller agrees to remove or cause Target to remove any of the matters in the Title Objection Notice, Seller shall exercise its reasonable, good faith efforts to remedy, or cause Target to remedy, to Buyer's satisfaction any such matter as promptly as possible. Buyer shall take title to the Property at the Closing if Target or Seller cures, on or before the Closing, any such title or Survey defects identified by Buyer in the Title Objection Notice. If Seller agrees to remove any matters set forth in the Title Objection Notice and, despite the exercise of its (and/or Target's) reasonable, good faith efforts, is not able to cure, on or before the Closing, any such title or Survey defects, Buyer shall have the right, either then or at the end of the 60 day cure period referenced in Section 3.1(d)(B) below, to (A) take title to the Property subject to such title or Survey defects without abatement or reduction of the Purchase Price, or (B) extend the Closing Date for an additional period of time not to exceed sixty (60) days to afford Seller or Target, as the case may be, additional time to cure such title defects or (C) elect to terminate this Agreement and receive its Deposit in which event Seller shall also pay Buyer's Due Diligence Costs.

                  (e) On or before the Closing Date, Seller shall cause the Title Company to deliver to Buyer binding commitments, in form acceptable to Buyer, to issue at the Closing an ALTA-B Owner's Policy of Title Insurance with liability in the amount of the Omaha Purchase Price with respect to the Omaha Property and an ALTA Leasehold Owner's Policy of Title Insurance with liability in the amount of the Tempe Purchase Price with respect to the Tempe Property, insuring Buyer's interest in the Omaha Property and the Tempe Property respectively, and all easements benefiting each such Property, subject to the Permitted Exceptions, together with the following endorsements: zoning (ALTA 3.1), survey, access, subdivision, tax lot and contiguity.

                  3.2 DUE DILIGENCE ITEMS. Buyer shall have the period beginning on the date hereof and ending at 5 p.m. Eastern Standard Time November 29, 2005 with respect to the Omaha Property and December 9, 2005 with respect to the Tempe Property (the "DUE DILIGENCE PERIOD") to examine the Property and all matters related thereto. As used herein, the term "Due Diligence Period" with respect to the Omaha Property, means the period ending on November 29, 2005 and "Due Diligence Period" with respect to the Tempe Property, means the period ending on December 9, 2005. Notwithstanding the foregoing, Buyer acknowledges that the only outstanding due diligence matters with respect to the Tempe Property are title, survey and zoning. On or before the date of this Agreement, Seller shall deliver to Buyer each of the following items to the extent not previously delivered (the "DUE DILIGENCE MATERIALS"):

                           (i) soil and geotechnical reports, engineering
reports and other contracts or documents of any nature relating to the Property or any portion thereof, as disclosed on EXHIBIT H (the "Reports"); and

                           (ii) to the extent in its possession or under its
control, all other governmental
permits, licenses, entitlements and approvals with respect to the Property obtained or held by Seller (or Target and reasonably obtainable by Seller) and relating to the construction, ownership or occupancy of the Property or any portion thereof..

         3.3   COOPERATION WITH BUYER'S AUDITORS AND SEC FILING REQUIREMENTS.

Upon the request of Buyer, from and after the Closing Date, Seller shall, and shall cause Target to, provide to Buyer (at Buyer's expense) copies of, or shall provide Buyer access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, Target, Seller's or Target's property manager or accountants, to enable Buyer (and/or its Affiliates) to file its or their Current Report on Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission ("SEC"). At Buyer's sole cost and expense, from and after the Closing Date, Seller shall, and shall cause Target to, allow Buyer's independent public accounting firm (the "AUDITOR") to conduct an audit of the income statements of the Property for most recently completed three fiscal years and the period since the end of the most recent fiscal year through the date of Closing, and shall cooperate (at no cost to Seller or Target) with the Auditor in the conduct of such audit. In addition, Seller agrees to provide, and to cause the Target to provide, to the Auditor a letter of representation in a form reasonably satisfactory to the Auditor (the "REPRESENTATION LETTER") and, if requested by the Auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or the Auditor may audit Seller's or Target's operating statements of the Property, at Buyer's expense; and Seller shall provide, and cause the Target to provide, such documentation as Buyer or the Auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish, and cause the Target to furnish, to Buyer such financial and other information as may be reasonably required by Buyer to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller and the Target shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, Target, their respective property manager or accountants, at no cost to Seller or Target, and in the format that Seller or Target (or their respective property manager or accountants) have maintained such information; and (iii) the Representation Letter is not intended to expand, extend, supplement or increase such representations or warranties in any manner or to expose Seller or Target to any risk of liability to third parties, other than the Auditor as set forth in the Representation Letter. Notwithstanding anything to the contrary, the provisions of this Section 3.3 shall survive Closing for a period of twelve (12) months.



                                   ARTICLE IV

                  OPERATION OF THE PROPERTY PENDING THE CLOSING

                  4.1 CONTINUING OPERATIONS. Between Seller's execution of this Agreement and the Closing, Seller shall at Seller's sole cost and expense, on its own behalf and shall cause Target to: (i) maintain, or cause to be maintained, the Properties in good order, condition and repair, casualty excepted; (ii) maintain, or cause to be maintained, accurate books and records regarding the ownership, development and construction of the Properties; (iii) comply, or cause compliance, with all applicable laws, rules and regulations relating to the Properties and their respective operation; (iv) maintain, or cause to be maintained, property damage and comprehensive general liability insurance covering the Improvements in amounts and coverages not less than that presently maintained; and (v) pay, or cause to be paid, all taxes and assessments prior to delinquency.

                  4.2 OTHER AGREEMENTS. Between Seller's execution of this Agreement and the Closing, Seller shall not, and shall insure that Target does not (other than as permitted under the terms of the Net Leases): (i) enter into, amend in any material respect or terminate any lease, contract or agreement pertaining to the Properties (provided, however, that any such agreement entered into or amended shall not create privity of contract with Buyer); nor shall Seller (ii) modify in any material respect any contract or agreement pertaining to either of the Properties or waive any rights of Seller or Target thereunder;
(iii) take any action which would preclude or interfere with the timely satisfaction of the conditions set forth in Article V; (iv) permit any alteration, modification or addition to the Improvements or the Land, except for insubstantial and immaterial changes which do not adversely affect the same or the value thereof; or (v) sell or agree to sell the Properties or any part thereof, other than pursuant to the Acquisition Agreement and the transactions therein contemplated.

                  4.3 ENCUMBRANCES. Seller shall not, and shall insure that Target does not, further encumber or suffer to be further encumbered all or any portion of the Properties between the date hereof and the date the same is acquired by Buyer pursuant to this Agreement.

                  4.4 CASUALTY; CONDEMNATION. In the event the Improvements on either Property are materially destroyed or damaged in an amount exceeding three hundred thousand dollars ($300,000), or if condemnation proceedings are threatened or commenced against all or any material portion of either of the Properties in each case between the date hereof and the date the same is scheduled to be acquired by Buyer pursuant to this Agreement, Buyer shall have the option, exercisable in its sole discretion and by giving notice of such decision to Seller within ten (10) business days after Buyer's receipt of notice of such damage, destruction or condemnation proceedings, to terminate this Agreement. In the event Buyer does not elect to so terminate, (i) in the case of condemnation, Seller shall cause Target to assign to Buyer at the Closing all of its right, title and interest in and to all proceeds resulting from such condemnation of such Property, after deducting therefrom any third party costs or expenses incurred by Target in settling, adjusting or compromising such condemnation award, including the right to apply for and prosecute the same, which proceeds shall be held by Seller or Target until disbursed in accordance with the provisions of Section 6.5 of the Net Lease; provided however, that this assignment shall not preclude Target from filing a separate claim for non-real property related condemnation proceeds (other than the Personal Property), including but not limited to, loss of business, future profits, and good will; damages related to stock and/or trade fixtures, furniture and other personal property belonging to Target; the cost of removing fixtures, equipment and inventory; moving expenses related to the relocation of the business, and any and all other related damages or expenses incurred as a result thereof and for loss of or damage to its leasehold interest in the Property, provided that such claim shall not diminish any condemnation award otherwise due to Buyer; and (ii) in the case of casualty, Seller shall repair or cause Target to repair such damage at its expense prior to the Closing, or if that is impossible, then promptly following such Closing, in the manner and subject to the standards in
Section 5.5 of the Net Lease.

                  4.5 NO SOLICITATION. Seller shall not, and shall insure that Target does not, solicit, seek, negotiate, or respond to any offer to purchase, ground lease, lease or sell and leaseback, all or any portion of either or both of the Properties for the period commencing on the date hereof and continuing through the Closing Date, unless the Closing is delayed or fails to occur as a result of any breach of this Agreement by Buyer. If the Closing is delayed as a result of a refusal of performance by Seller, Seller's covenant set forth in this Section 4.5 shall continue until such failure or refusal is cured.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

                  A. BUYER'S CONDITIONS TO CLOSING. The obligations of Buyer to purchase the Property and lease the same to Target are subject to satisfaction of the following conditions on or before the Closing Date:

                  5.1 TITLE. The Title Company issuing the binding commitments called for by Section 3.1(e).

                  5.2 PHYSICAL CHARACTERISTICS OF THE PROPERTY. Prior to the expiration of the Due Diligence Period, Buyer's review and approval of (i) an engineering report confirming to Buyer's satisfaction that the structures, fixtures and equipment located on the Land are structurally sound, suited for their intended use, and constructed in accordance with the Plans and Specifications (the "ENGINEERING REPORT"), (ii) a Phase I environmental report confirming to Buyer's satisfaction that neither of the Properties is affected by hazardous substances or hazardous wastes at levels requiring reporting or remediation under applicable Laws (as hereinafter defined) (the "ENVIRONMENTAL REPORT"); and (iii) the Plans and Specifications with respect to each of the Properties. If Buyer does not terminate the Agreement by the expiration of the Due Diligence Period, this condition shall be deemed to be waived.

                  5.3 LEGAL COMPLIANCE. Each of the Properties having no outstanding violations of any laws, statutes, requirements, ordinances and regulations (including, without limitation, those relating to zoning, land use, building codes, the environment, health and safety) relating to the Property (collectively, "LAWS") (including the Americans with Disabilities Act of, 42 U.S.C. ss.12,101 et seq. ("ADA"). If Buyer does not terminate the Agreement by the expiration of the Due Diligence Period, this condition shall be deemed to be waived.


                  5.4 FINANCIAL CONDITION. Buyer shall have received and found satisfactory the audited financial statements of Seller and there shall have been no subsequent material adverse change in the financial condition of Seller.

                  5.5 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties by Seller and on behalf of Target contained herein, or made in writing by Seller pursuant to this Agreement, shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

5.6 NON-FOREIGN STATUS OF SELLER AND TARGET. The execution and delivery to Buyer, at the Closing Date, of certificates on behalf of Seller and Target in the form attached hereto as EXHIBIT J (the "NON-FOREIGN Certificate").

                  5.7 APPROVAL OF UPDATE CERTIFICATE. Seller's and Target's execution and delivery to Buyer at the Closing of an Update Certificate in the form of EXHIBIT K.

                  5.8 DELIVERY OF OWNER AND GROUND LESSEE CONSENT. Delivery of the Landlord's Consent and Release with respect to the Sublease, duly executed by the Ground Lessee, in form attached hereto as EXHIBIT L-1 (the "SUBLEASE CONSENT"), an amendment to the Recognition, Nondisturbance and Attornment Agreement, duly executed by Owner and Ground Lessee, in the form attached hereto as EXHIBIT L-2 (the "RECOGNITION AGREEMENT AMENDMENT") and an estoppel certificate from Owner (the "OWNER ESTOPPEL CERTIFICATE") in the form attached hereto as EXHIBIT L-3.

                  5.9 DELIVERIES BY SELLER. Seller's and Target's due and timely execution and delivery of Seller's closing documents and all of the other documents and items specified in Section 6.3 ("SELLER'S CLOSING DOCUMENTS").

                  5.10     JOINDER AGREEMENT.        Seller's  delivery of a
joinder  agreement  executed by Target in the form attached hereto as EXHIBIT
5.11 (THE "JOINDER AGREEMENT").

                  The foregoing conditions contained in this Section 5(A) are intended solely for the benefit of Buyer. Buyer shall have the right to terminate this Agreement for any reason on or before the expiration of the Due Diligence Period upon notice to Seller. In addition, if the conditions are not satisfied by the expiration of the Due Diligence Period with respect to the matters in Sections 5.2, 5.3 and 5.9 and by the Close of Escrow with respect to all other matters in this Section 5(A), Buyer may elect in its sole discretion to either waive such matters or deliver written notice to Seller that this Agreement shall terminate and thereafter the parties shall have no further obligation to one another except that the indemnities provided for in Section
9.2 , Section 9.16 and the provisions of the Deposit Instructions shall survive (the "SURVIVING OBLIGATIONS").

                  B. SELLER'S CONDITIONS TO CLOSING. Seller's obligation to cause the sale of the Properties to Buyer and their lease to Target by Buyer is conditioned upon satisfaction of the following conditions on or before the Closing Date: (i) Seller shall have purchased the membership interests of Target pursuant to the Acquisition Agreement; (ii) the final form and content of the Net Lease shall have been agreed to by Seller and Buyer on or before the expiration of the Due Diligence Period; (iii) all of Buyer's representations and warranties made in this Agreement shall have been true and correct in all material respects when made and as of the Closing Date; and (iv) Buyer's due and timely execution and delivery of all documents and items to be executed and/or delivered by Buyer pursuant to this Agreement including, without limitation, (a) the Purchase Price adjusted in accordance with Section 2.1(b) and Article 3, (b) the Net Lease, and (c) all of the other documents and items specified in Section
6.4 (the Net Lease and such other documents executed and delivered on behalf of Buyer, "BUYER'S CLOSING DOCUMENTS").

                  The foregoing conditions contained in this Section 5(B ) are intended solely for the benefit of Seller. If any of the foregoing conditions are not satisfied in a timely manner or waived by Seller in its sole discretion, Seller may elect to terminate this Agreement upon written notice to Buyer and this Agreement shall terminate and thereafter the parties shall have no further obligation to one another except for the Surviving Obligations. Any actions by Seller in respect of such election to terminate shall be binding upon and inure to the benefit of Target.

                                   ARTICLE VI

                              CLOSING AND RECORDING

                  6.1 CLOSING AND CLOSING DATE. Subject to the provisions of
Article V, the parties shall consummate the sale and leaseback of the Property as contemplated herein at a closing (the "CLOSING") to be held after the expiration of the Due Diligence Period with respect to each Property and specifically on November 30, 2005 with respect to the Omaha Property and or about December 14, 2005 with respect to the Tempe Property (each, a "CLOSING DATE"), by means of an escrow closing held at the offices of the Escrow Agent in New York City, New York. Recording by Buyer of the Deed will be conclusive evidence that all conditions to the Closing with respect to the Omaha Property have been satisfied or waived. As used herein, "Closing" with respect to the Omaha Property means the Closing on the Omaha Property and "Closing" with respect to the Tempe Property means the Closing on the Tempe Property. "Closing Date" with respect to the Omaha Property means the date on which the Closing of the Omaha Property occurs and with respect to the Tempe Property means the date on which the Closing of the Tempe Property occurs.

                  (a) The Closing shall be deemed to have occurred when all conditions to such Closing have been satisfied (or waived in writing by the party in whose favor the condition was established).

                  (b) In order to effect the Closing, the parties shall deliver to the Escrow Agent at least one (1) business day prior to the Close of Escrow all documents and other instruments required hereunder to be delivered at such Closing, although no delivery shall be deemed complete until all of such documents and other instruments have been delivered and the other conditions to such Closing have been satisfied (or waived as provided above).

                  (c) The procedure for satisfying the condition in Section 3.1(e) ("TITLE CONDITION") shall be as follows: when all conditions to the Closing have been satisfied other than the Title Condition and the delivery of the Purchase Price, Seller shall cause the Title Company to deliver to Buyer, irrevocably, the binding commitments required by the Title Condition, together with a written commitment by the Title Company to: (i) promptly record the documents required to be recorded in order for the title insurance policy called for by the Title Condition to be issued; and (ii) deliver said title insurance policy to Buyer within thirty (30) days following the Closing Date. The form of Buyer's and Seller's recording instructions to the Title Company and the Title Company's written commitment to comply with such instructions and the terms of this Agreement are contained in EXHIBIT M.

                  (d) When the Title Condition pertaining to the Closing has been satisfied, the Title Company shall deliver to Seller, or to such party as Seller may direct, the Purchase Price by wire transfer of immediately available funds in accordance with written instructions of Seller in the form of EXHIBIT
N. The Purchase Price shall be adjusted on account of any credits due to Seller or Buyer, as the case may be, pursuant to this Agreement and shall be reduced by the amount of the Deposit and any interest thereon, which shall be delivered to Seller, or at Seller's direction, by the Title Company pursuant to the Deposit Instructions. Following telephonic or electronic confirmation of such wire transfer, the other documents and instruments shall be deemed delivered and the Closing shall be deemed consummated.

                  (e) Seller shall have the right to adjourn the Closing Date for the Tempe Property for period expiring no later than March 31, 2006 by giving written notice to Buyer to such effect no later than December 13, 2005 in the event that either (i) on or before the close of business on December 9, 2005, Buyer gives notice to Seller that the Tempe Property is not in legal compliance as required by Section 5.3 above, including any failure to comply with required zoning obligations and Seller provides written notice to Buyer prior to December 14, 2005 that it is affirmatively acting to cure such non-compliance or (ii) in the event that the Owner and the Ground Lessee fail to make a determination with respect to Seller's request for consent to this transaction (as opposed to rejecting Seller's request for consent) or require Seller to make a delivery as a condition to such consent. In such event the fixed rent due pursuant to the Tempe Net Lease shall be adjusted as contemplated in Section 6.2(c) below.

                  6.2 SINGLE SALE. (a) Anything in this Agreement to the contrary notwithstanding, the parties agree that the transaction contemplated herein is for both the Omaha Property and the Tempe Property and in no event shall Buyer have the right or the obligation to purchase one Property without purchasing both Properties. A failure of condition, or Seller or Buyer default, as to one Property shall have the same effect as if such failure of condition or default shall have occurred with respect to both Properties.

                  (b) Notwithstanding the provisions of Section 6.2(a), Buyer has agreed to accommodate the requirements of Seller's acquisition of Target by holding the Closing on the Omaha Property prior to the Closing on the Tempe Property. In consideration thereof, Purchaser shall only be obligated to fund 90% of the Omaha Purchase Price on the Closing Date for the Omaha Property with the 10% balance of the Omaha Purchase Price (the "OMAHA HOLDBACK") funded on the Closing Date for the Tempe Property if, as and when the Closing Date for the Tempe Property occurs. If the Closing of the Tempe Property fails to occur, the following shall apply:

(i) If the Closing of the Tempe Property fails to occur as a result of a default by Seller, Buyer shall retain the Omaha Holdback;

                           (ii) If the Closing of the Tempe Property fails to
occur as a result of a default
by Buyer, Buyer shall pay to Seller the Omaha Holdback;

(iii) If the Closing of the Tempe Property fails to occur as a result of the failure or refusal of the Owner and/or the Ground Lessee to consent to this transaction and/or execute and deliver the Sublease Consent and/or the Second Amendment to the Recognition, Nondisturbance and Attornment Agreement solely because of such entity's rejection of Buyer as a successor tenant of the Tempe Property, Buyer shall pay to Seller the Omaha Holdback less a fee of $250,000;

(iv) If the Closing of the Tempe Property fails to occur as a result of the failure or refusal of the Owner and/or the Ground Lessee to consent to this transaction and/or execute and deliver the Sublease Consent and/or the Second Amendment to the Recognition, Nondisturbance and Attornment Agreement for any reason other than such entity's rejection of Buyer as a successor tenant of the Tempe Property, Buyer shall retain the Omaha Holdback;


(v) If the Closing of the Tempe Property fails to occur as a result of a casualty or other event at the Tempe Property which would otherwise have given Buyer the right to terminate this Agreement pursuant to Section 4.4 above, Buyer shall retain the Omaha Holdback;

(vi) Subject to Seller's rights pursuant to Section 6.1(e), if the Closing of the Tempe Property fails to occur as a result of a termination of this Agreement by Buyer by reason of its timely exercise of its right to terminate this Agreement pursuant to Sections 5.1 or 5.3 as modified by Section 3.2., Buyer shall retain the Omaha Holdback; and

(vii) In no event shall the fixed rent due pursuant to the Omaha Lease be adjusted as a result of the failure of the Tempe Closing to occur.

         (c) In addition, in the event that the Owner and the Ground Lessee fail to make a determination with respect to Seller's request for consent to this transaction (as opposed to rejecting Seller's request for consent), the Closing Date for the Tempe Property shall be adjourned to a date no later than March 31, 2006 and all of the provisions of this Agreement, including Section 6.2(b), shall remain in effect except that the fixed rent due under the Tempe Lease shall increase by an amount equal to the product of (i) the Tempe Purchase Price and (ii) the sum of (A) 9.28% and (B) .007 for each basis point increase, if any, in the 10 year U.S. Treasury yield from the yield in effect on December 14, 2005 to the yield in effect for such 10 year U.S. Treasuries on the adjourned Closing Date for the Tempe Property.


                  6.3 DEPOSITS BY SELLER. On or prior to the date that is one
(1) business day prior to each Closing Date, Seller shall deposit, or cause to be deposited, with the Title Company Seller's Closing Documents with respect to each Property as more fully described in EXHIBIT P.

                  6.4 DEPOSITS BY BUYER. On or prior to the date that is one (1) business day prior to the Closing Date, Buyer shall deposit with the Title Company Buyer's Closing Documents with respect to each Property as more fully described in EXHIBIT Q.

                  6.5 OTHER INSTRUMENTS. Seller and Buyer shall each deposit, or cause to be deposited, such other instruments as are reasonably required by the Title Company or otherwise required to consummate the sale and leaseback of the Property in accordance with the terms of this Agreement.
                  6.6 PRORATIONS. No prorations shall be required to be made in connection with the Closing since Seller, or Target, as the case may be, as owner, shall be responsible for all costs incurred in connection with the Property up to the Closing Date and Target, as tenant under the Net Leases, shall be responsible for all costs incurred in connection with the Property from and after the Closing Date.

                  6.8 COSTS AND EXPENSES. Buyer shall pay all of Buyer's legal fees and costs, and all expenses incurred by Buyer in its review of the Property, subject to Seller's obligation to pay Due Diligence Expenses in the event that this transaction is not consummated other than by reason of Buyer's default. Seller shall pay all other costs and expenses incurred or payable in connection with this Agreement and the Net Leases, including without limitation, the premium for the policies of title insurance called for herein and all endorsements thereto, the cost of the Surveys, the conveyance and transfer taxes and recording and filing fees charged by the Title Company to record and/or file any documents required to be recorded and/or filed as necessary to deliver title pursuant to this Agreement (including the Deed, the Sublease Assignment and Memoranda of Leases), all legal fees and costs incurred by Seller, all sales tax, if any, applicable with respect to the sale of the Intangible Property, the fee of the Broker and all Escrow Agent fees and expenses.

                  6.9 SETTLEMENT STATEMENT. On or prior to each respective Closing Date, Buyer and Seller shall cause the Title Company to prepare and the parties shall execute and deliver final settlement statements for each of the Properties showing the categories and amounts of the closing costs and all adjustments to the Purchase Price called for herein.


                                   ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  As an inducement to Buyer to enter into this Agreement and to consummate the sale and leaseback transaction contemplated hereby, Seller hereby represents and warrants to and agrees with Buyer, both as of the date hereof and again as of the Closing Date, that:

                  7.1 CONDITION OF PROPERTY. To the knowledge of Seller, except as disclosed in the environmental and engineering reports heretofore delivered by Seller to Buyer, there are no material physical or mechanical defects in any of the Improvements, including, without limitation, the plumbing, heating, air conditioning, ventilating, life safety and electrical systems, and all such items are in good operating condition and repair and in compliance with all Laws (including the ADA). All contractors and subcontractors who have performed work and/or delivered materials to the Property have been paid in full for all work performed and materials delivered.

                  7.2 USE AND OPERATION. To the knowledge of Seller, the use and operation of each of the Properties and their respective facilities, fixtures, installations and equipment, complies with applicable Laws.

                  7.3 UTILITIES. All water, sewer, electric, telephone and drainage facilities and all other utilities required for the normal use and operation of each of the Properties are installed to the property lines of the Land, are all connected and operating pursuant to valid permits, are adequate to service such Property and to permit full compliance with all requirements of Law and the contemplated usage of such Property, and are connected to such Property by means of one or more public or private easements extending from such Property to one or more public streets, public rights-of-way or utility facilities.

                  7.4 USE PERMITS AND OTHER APPROVALS. Target has obtained all licenses, permits, approvals, easements and rights of way required from all governmental authorities having jurisdiction over each of the Properties or from private parties for the intended normal use and operation of each Property and to ensure free and unimpeded vehicular and pedestrian ingress to and egress from each Property as required to permit the current usage of each Property and its invitees, licensees and customers. No violations have been recorded in respect of any such licenses, permits or approvals and no proceeding is pending, or to the knowledge of Seller, threatened, to revoke or limit any of such licenses, permits, approvals, easements or rights of way. Target is in compliance with all such licenses, permits and approvals.

                  7.5 AUTHORITY OF SELLER. (i) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) the persons executing Seller's Closing Documents are, or will be at Closing, duly appointed and authorized by Seller to execute such documents,
(iii) Seller's Closing Documents will, when delivered, have been duly authorized, executed and delivered by Seller or Target, as the case may be, and will constitute legal, valid and binding obligations of Seller and Target, as the case may be, enforceable against Seller and/or Target in accordance with their respective terms, (iv) subject to receipt of approval as provided in
Section 5(B)(i), Seller has the full power and authority to execute, deliver and perform its obligations under Seller's Closing Documents and to carry on its business as presently conducted, (v) as of the Closing, Target shall have the full power and authority to execute, deliver and perform its obligations under Seller's Closing Documents to be executed by Target and to carry on its business as presently conducted, (vi) subject to receipt of approval as provided in
Section 5(B)(i), Seller has obtained all necessary permits, licenses, entitlements and/or approvals required to comply with the provisions of Seller's Closing Documents, and to carry on its business as presently conducted, (vii) the execution, delivery and performance by Seller of this Agreement does not violate any provision of Seller's certificate of incorporation or by laws or any agreement or document to which Seller is a party or by which Seller is bound (including, any loan agreement, line of credit agreement, mortgage, deed of trust or license), or of any order, writ, injunction, decree or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller or the Properties, and (viii) ) the execution, delivery and performance by Target of the Seller's Closing Documents to be executed by Target will not violate any provision of Target's certificate of formation or limited liability company agreement or any agreement or document to which Target is a party or by which Target is bound (including, any loan agreement, line of credit agreement, mortgage, deed of trust or license), or of any order, writ, injunction, decree or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Target or the Properties.

                  7.6      ZONING AND ENVIRONMENTAL.

                  (a) Each of the Properties constitutes separate tax lots, except for off-site utility easements, if any. There are no conditional use or similar permits and no zoning or other variances from applicable zoning, building and land use and/or regulations in connection with the development or operation of either of the Properties. There are no condemnation, environmental, zoning or other land use regulations or proceedings, either instituted or, to Seller's knowledge, planned or threatened, which might detrimentally affect the use or enjoyment of the Properties by Buyer in any material respect. Neither Seller nor Target has received any notice of any investigations or intent to investigate zoning or environmental violations. Target has complied in all material respects with the requirements of all declarations, covenants, conditions and easements, including bit limited to the payment of all fees, costs and expenses required thereunder.

                  (b) During the period of Target's and Seller's ownership of the Properties, other than those disclosed by the environmental report described on EXHIBIT R, to the knowledge of Seller, there have been no Environmental Conditions with respect to the Properties. Seller has no current, actual knowledge of any Environmental Condition with respect to either of the Properties which may have occurred prior to its ownership of the Properties. As used herein, "ENVIRONMENTAL CONDITION" shall mean the presence, disposal, release or threatened release of hazardous substances or hazardous wastes on, from or under either of the Properties, other than those in DE MINIMIS quantities and in compliance with Environmental Laws. The terms "disposal," "RELEASE," "THREATENED RELEASE," "HAZARDOUS SUBSTANCES" and "HAZARDOUS WASTES" shall have the definitions assigned to those terms by the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended to date. Except as disclosed on EXHIBIT I, to the knowledge of Seller, there have been no toxic or hazardous materials used in the development or construction of the Improvements, other than those in DE MINIMIS quantities and in compliance with Environmental Laws.

                  (c) With respect to each of the Properties, to the knowledge of Seller, Target is in compliance with the provisions of all applicable federal, state and local requirements pertaining to or governing the use, disposal, release or presence of hazardous substances or hazardous wastes pertaining to or governing the use, disposal, release or presence of hazardous substances or hazardous wastes ("ENVIRONMENTAL LAWS").

                  7.7 ASBESTOS. Except as previously disclosed by Seller or by the environmental reports, if any, attached hereto as EXHIBIT R, to the knowledge of Seller, there is no asbestos in any of the Improvements or personal property used in connection with either of the Properties.

                  7.8 LEASES. Other than the Ground Lease and the Sublease with respect to the Tempe Property, there are no leases, tenancies or license, franchise, occupancy, concession or other agreements pertaining to possession or ownership of either of the Properties or any portion thereof.

                  7.9 CONTRACTS. Neither Seller nor Target has any obligation under the terms of any contract or other instrument relating to the construction development, maintenance or operation of the Property and there will be, as of the Closing Date, no such obligation. There are no service, maintenance or other contracts with respect to either of the Properties for which Buyer will be liable on or after the Closing Date.

                  7.10 LITIGATION. There is no litigation pending or, after due and diligent inquiry, to the knowledge of Seller, threatened, against Seller or Target, that arises out of the ownership or operation of either of the Properties; and (i) might materially and detrimentally affect the use and operation of either of the Properties for its current usage or the value of either of the Properties, or (ii) might materially and adversely affect the ability of Seller and/or Target to perform its obligations under this Agreement, the Net Leases or the Lease Guarantees, or (iii) might constitute or result in a lien on either of the Properties or any portion thereof.

                  7.11 OTHER CONTRACTS TO CONVEY PROPERTY. Neither Seller nor Target is a party to, and neither Seller nor Target is aware of, any currently effective agreement or option to sell either or both of the Properties, or any portion thereof, to any party other than Buyer or to Seller under the Acquisition Agreement. Seller has not hypothecated or assigned any rents or income from either or both of the Properties, except for hypothecations or assignments on behalf of lenders with respect to loans to Target which will be terminated or as to which releases of such lenders' liens will be obtained at the Closing. No person or entity has any right to acquire or to lease either of the Properties or any part thereof, or to obtain any interest therein (other than as contemplated by this Agreement, the Net Leases and the Acquisition Agreement). There are no outstanding rights of first refusal, rights of reverter or options relating to either of the Properties or any interest therein. No person or entity holding a security interest in either of the Properties or any part thereof has the right to consent or deny consent to the sale of the Properties as contemplated herein.

                  7.12 CONFLICTS. The terms of this Agreement do not conflict with or result in a breach or violation of any term or provision of, or constitute a default under (i) the Certificates of Incorporation or Bylaws of Seller or (ii) any loan agreement, line of credit agreement, mortgage, deed of trust, lease, license or other agreement or instrument to which Seller is a party or by which Seller is bound. The terms of this Agreement do not conflict with or result in a breach or violation of any term or provision of, or constitute a default under (i) the Certificates of Formation or limited liability company agreement of Target or (ii) any loan agreement, line of credit agreement, mortgage, deed of trust, lease, license or other agreement or instrument to which Target is a party or by which Target is bound.


                  7.13 FULL DISCLOSURE. (a) This Agreement (including for purposes hereof any exhibit attached hereto or instrument delivered by Seller or Target to Buyer pursuant hereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in this Agreement and the exhibits, in the light of the circumstances under which they were made, misleading as a whole. Subject to the limitations set forth below, Seller hereby agrees to indemnify, defend, protect and hold Buyer harmless from and against any and all loss, cost, liability, damage, claim and expense including, without limitation, reasonable attorneys' and paralegals' fees and expenses incurred by Buyer in connection with or arising from any breach by Seller of any of the representations and warranties made by Seller in this Agreement.

                  (b) As used in this Agreement, "to the knowledge of Seller" or "Seller's knowledge" shall mean the actual and constructive knowledge of Seller and Target and their respective officers, directors, executive level employees and managerial employees in charge of the operation of the Omaha Property and the Tempe Property made after due investigation and inquiry of the matters involved.

                  7.14 LIMITATION OF REPRESENTATIONS AND WARRANTIES. Buyer represents, warrants, acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," subject to the representations, warranties and covenants set for in this Agreement, Seller's Closing Documents, the Net Leases and the Lease Guarantees. Except as expressly set forth in this Agreement, Seller's Closing Documents, the Net Leases and the Lease Guarantees, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Properties or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Properties) made or furnished by Seller, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, Seller's Closing Documents, the Net Leases and the Lease Guarantees, it is relying solely on its own expertise and that of Buyer's consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller or Target or any of Seller's or Target's agents or representatives. Buyer will conduct such inspections and investigations of the Properties as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Properties as Buyer deemed necessary to satisfy itself as to the condition of the Properties and the existence or non-existence or curative action to be taken with respect to any hazardous materials on or discharged from the Properties, and will rely solely upon same and not upon any information provided by or on behalf of Seller, Target or their respective agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement, Seller's Closing Documents and the Net Leases. Upon Closing, subject to Seller's and Target's undertakings in this Agreement, Seller's Closing Documents and the Net Leases, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer's inspections and investigations.


                                    ARTICLE VIII

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  8.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that (i) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) the persons executing Buyer's Closing Documents are duly appointed and authorized by Buyer to execute such documents, (iii) Buyer's Closing Documents will, when delivered, have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, and this Agreement will be enforceable against Buyer in accordance with its terms, (iv) Buyer has full power and authority to execute, deliver and perform its obligations under Buyer's Closing Documents, (v) to the current, actual knowledge of Buyer, Buyer is not required to obtain any permits, licenses, entitlements and/or approvals in order to own the Property for the purpose of leasing the Properties to Seller or complying with the provisions of Buyer's Closing Documents, and (vi) the execution, delivery and performance of Buyer's Closing Documents do not violate any provisions of any agreement or document to which Buyer is a party or by which Buyer is bound, or of any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Buyer.

                  SELLER ACKNOWLEDGES THAT BUYER HAS MADE NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 NOTICES. All notices, consent, approvals or other communications required or permitted to be given under this Agreement shall be in writing and be deemed to have been duly given (i) when delivered personally if delivered on a business day (or if the same is not a business day, then the next business day after delivery), (ii) three (3) business days after being sent by United States mail, registered or certified mail, postage prepaid, return receipt requested or (iii) if delivery is made by Federal Express or a similar, nationally recognized overnight courier service for morning delivery, then on the date of delivery (or if the same is not a business day, then the next business day after delivery); and addressed as follows:

         If to Seller:    Infocrossing, Inc.
                          2 Christie Heights Street
                          Leonia, NJ 07605
                          Attention: Nick Letizia, Esq.


         And to:          Gibson Dunn & Crutcher LLP
                          333 South Grand Avenue
                          Los Angeles, California 90071-3197
                          Attention: D. Eric Remensperger , Esq

         If to Buyer:     LSAC Operating Partnership L.P.
                          One Penn Plaza, Suite 4015
                          New York, New York 10119-4015
                                            Attn: Sam Salant

         with a copy to:  Crowe Deegan LLP
                          535 Fifth Avenue, Suite 611
                          New York, New York 10017
                          Attn: Richard C. Hamlin, Esq.

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

                  9.2 BROKERS AND FINDERS. Each party represents to the other party that except for the advisory fee due to Banc of America Leasing ("BROKER") from Seller, the representing party has incurred no liability for any brokerage commission, financing fee or finder's fee arising from or relating to the transactions contemplated by this Agreement. In the event of a claim for any broker's fee, finder's fee, financing fee, commission or other similar compensation in connection herewith, other than the advisory fee due to the Broker, (i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to indemnify, defend, protect and hold Seller harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys' and paralegals' fees and costs) which Seller may sustain or incur by reason of such claim, and (ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify, defend, protect and hold Buyer harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys' and paralegals' fees and costs) which Buyer may sustain or incur by reason of such claim.

                  9.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns, except that neither party's interest under this Agreement may be assigned, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the other party; provided, however, without being relieved of any liability under this Agreement, Buyer reserves the right to assign its rights and obligations hereunder to any entity with which it is affiliated so long as such affiliate assumes the obligations of Buyer hereunder and Buyer is not released of its obligations hereunder.

                  9.4 AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.

                  9.5 CONTINUATION AND SURVIVAL OF INDEMNITIES, REPRESENTATIONS AND WARRANTIES. All indemnities, representations and warranties by Seller or Buyer contained herein or made in writing pursuant to this Agreement or any other instrument delivered by Seller or Buyer pursuant hereto are intended to and shall remain true, correct and binding as of the time of Closing and shall survive the execution and delivery of this Agreement, the delivery of the Deeds and the transfer of title to the Properties for a period of eighteen (18) months. All representations and warranties of Seller contained in any certificate or other instrument delivered at any time by or on behalf of Seller in connection with the transaction contemplated hereby shall constitute representations and warranties hereunder.

                  9.6 INTERPRETATION. Whenever used herein, the term "INCLUDING" shall be deemed to be followed by the words "WITHOUT LIMITATION." Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

                  9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, except that the laws with respect to conflict of laws shall be disregarded.

                  9.8 MERGER OF PRIOR AGREEMENTS. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties with respect to the purchase and sale of the Property specifically described herein and supersedes all prior and contemporaneous (whether oral or written) agreements and understandings between the parties hereto relating to the specific subject matter hereof.

                  9.9 ATTORNEYS' FEES. In the event of any action or proceeding at law or in equity between Buyer and Seller (including an action or proceeding between Buyer and the trustee or debtor in possession while Seller is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such Code) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or Seller hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys' and paralegals' fees and expenses, incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination, together with all costs of enforcement and/or collection of any judgment or other relief. The term "prevailing party" shall include, without limitation, a party who brings an action against the other by reason of the other's breach or default and obtains substantially the relief sought by judgment of the court. If such prevailing party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' and paralegals' fees shall be included in and as a part of such judgment.

                  9.10 REMEDIES. (a) The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any willful breach or default of this Agreement by Seller resulting in a refusal to convey and assign the Properties as herein contemplated or any intentional violation by Seller of the warranties, terms or provisions hereof, Buyer shall have, as Buyer's remedies hereunder, (i) the right to demand and have specific performance of this Agreement, (ii) the right to recover monetary damages resulting from Seller's breach or default of this Agreement and (iii) the right to a return of the Deposit. Notwithstanding the foregoing, if the transaction does not close as a result of a failure of condition with respect to (1) the contingency set forth in Section 1.4, (2) the condition of title as provided in Section 3.1, (3) the failure of Seller or Target to cause timely delivery of the Sublease Consent as provided in Section 5.8, (4) a breach by Target of any of the covenants in Article IV or (5) the disclosure that any of the representations or warranties of Seller or Target are false in any material respect, in addition to the return of the Deposit, Buyer will be entitled to receive its Due Diligence Costs.

                           (b) IF BUYER DEFAULTS IN ITS OBLIGATION TO CLOSE THE
PURCHASE OF THE PROPERTY, THE CASH DEPOSIT, PLUS ANY INTEREST ACCRUED THEREON, SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE REMEDY IF BUYER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT PLUS ANY INTEREST ACCRUED THEREON REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 9.10(b), THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHALL NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 9.2 and 9.16.

         SELLER'S INITIALS:  /s/ NJL    BUYER'S INITIALS:  /s/ SS
                             -------                       -------


                  9.11 RELATIONSHIP. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, financing arrangement or other agreement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

                  9.12 AUTHORITY. The individuals signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

                  9.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. It shall be necessary to account for only one fully executed counterpart in proving this Agreement.

                  9.14 EXHIBITS. References in this Agreement to Exhibits mean the exhibits described in the List of Exhibits attached hereto, all of which exhibits are incorporated by reference into this Agreement.

                  9.15 ACCESS; CONFIDENTIALITY. After reasonable notice provided by Buyer, Seller shall give, and shall authorize and instruct its counsel, its accountants and its other agents and representatives to give to Buyer and Buyer's counsel, accountants and other representatives full access during normal business hours to the Property and to all of Seller's books, contracts and records related to the Property, and shall furnish such information and copies of such materials related to the Property as Buyer from time to time reasonably may request, provided, however that in no event shall (i) such inspections or tests materially disrupt or disturb the operation of the Property, or (ii) Buyer or its agents, representatives and consultants drill or bore on or through the surface of the Real Property or the Improvements without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion. After making such tests and inspections, Buyer shall promptly restore the Property to the condition that existed prior to making such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement). In the event that the Agreement is terminated for any reason other than Seller's default, Buyer shall promptly deliver to Seller copies of all written reports, studies and results of tests and investigations obtained or conducted by Buyer with respect to the Property (which obligation shall survive any termination of this Agreement) provided that Seller first reimburses Buyer for the cost of obtaining such reports, studies and results. Buyer shall not communicate directly with Target absent the presence of a representative of Seller and all inquiries concerning Target or the Properties shall be directed to Seller. All information so learned by Buyer shall be kept in confidence pending the Closing. If the Closing does not take place for any reason, Buyer shall keep such information in confidence thereafter (unless and until such information otherwise is or becomes public knowledge through no fault of Buyer) and shall promptly return to Seller all materials so provided by Seller; provided, that the foregoing shall not prohibit Buyer from utilizing such information or materials in connection with the exercise of its rights hereunder. Buyer shall indemnify, defend and hold harmless Seller from any damage or injury caused by Buyer's breach of its covenants herein contained or Buyer's or Buyer's agents' gross negligence or willful misconduct (but specifically excluding such party's simple negligence) while reviewing Seller's books and records at the Property. The foregoing provisions shall survive the termination of this Agreement.

                  9.16 DAMAGE TO PROPERTY. Buyer acknowledges that Buyer shall be responsible for any injury or damage to the Property caused by Buyer or Buyer's consultants during Buyer's review of the Property, regardless of whether the Closing occurs. Buyer shall keep the Property free from liens filed by Buyer's contractors and consultants and shall indemnify, defend and hold harmless Seller and Target from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to reasonable attorneys' fees and costs) incurred, suffered by, or claimed against the Seller or Target by reason of any damage to the Property or injury to persons caused by Buyer and/or its agents, representatives or consultants in exercising its rights to inspect the Property under this Agreement. The foregoing provisions shall survive the Closing or any termination of this Agreement.


                   [BALANCE OF PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.


                                    "BUYER"

                                    LSAC OPERATING PARTNERSHIP L.P.,
                                    a Delaware limited partnership
                                    By: LSAC General Partner LLC, a Delaware
                                    limited liability company



                                    By: /s/ SAM SALANT
                                        --------------------------------------
                                        Name:  Sam Salant
                                        Title: Vice President


                                    "SELLER"

                                    INFOCROSSING, INC.,
                                    a Delaware corporation


                                    By: /s/ NICHOLAS J. LETIZIA
                                        --------------------------------------
                                        Name:  Nicholas J. Letizia
                                        Title: Senior Vice President